SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

October 25, 2004

Date of Report (Date of earliest event reported)

TELETOUCH COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13436	75-2556090
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

110 N. College, Suite 200, Tyler, Texas 75702

(Address of principal executive offices and zip code)

(903) 595-8889

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 19, 2004, the Company engaged Thomas A. “Kip” Hyde, Jr. to serve as its Chief Executive Officer pursuant to an employment agreement as discussed herein. Kernan Crotty, the current President and Chief Operating Officer, continues in those capacities. Mr. Hyde is the President of State Hawk Security, Inc., a subsidiary of Progressive Concepts Communications, Inc. (“PCCI”), an entity owned and controlled by Mr. Robert McMurrey, the Company’s Chairman of the Board. In addition, Mr. Hyde served as the contracted General Manager of Progressive Concepts, Inc. dba Hawk Security Services (“Hawk Security”), also an entity owned and controlled by Mr. McMurrey. The Company concurrently executed letters of intent to acquire the outstanding equity securities of State Hawk Security, Inc. and the assets of Hawk Security as disclosed below. There are no family relationships between Mr. Hyde and any other executive officer or director of the Company.

Thomas A. “Kip” Hyde, Jr., joined Fort Worth, Texas based Progressive Concepts Communications, Inc. (“PCCI”), a company controlled by Robert McMurrey, Chairman of Teletouch Communications, in October 2002 as the General Manager of its Hawk Home & Commercial Services division. In June 2003, Mr. Hyde was named President of State Hawk Security, Inc., a wholly owned subsidiary of PCCI. State Hawk Security Inc. purchases residential and commercial security contracts primarily from Progressive Concepts, Inc., another wholly owned subsidiary of PCCI. From January 2001 and prior to joining PCCI, Mr. Hyde was the President & CEO of Greenland Corporation, a San Diego, California-based ATM manufacturer and back-office financial services provider to Mr. Hyde’s former employer, Dallas, TX-based Affiliated Computer Services (“ACS”). At ACS, Mr. Hyde served in various management capacities beginning in March 1995, including Vice President of its Electronic Commerce and Banking Services group, Telecommunications Services group and Retail Solutions division. Mr. Hyde holds a B.A. degree in Finance from the University of Texas at Austin.

Pursuant to the Employment Agreement dated as of October 19, 2004, a copy of which is attached hereto as an exhibit and incorporated herein by reference, the Company agreed to employ Mr. Hyde as a senior executive with the title Chief Executive Officer for an initial term ending May 31, 2007 with a base salary of $250,000 per year, subject to review periodically by the Board of Directors. In addition, Mr. Hyde is entitled to receive an annual bonus each year as determined by the Compensation Committee of the Board of Directors based primarily on mutually agreed upon criteria established with respect to the ensuing fiscal year within 30 days of the end of each fiscal year. Notwithstanding such criteria, Mr. Hyde shall be entitled to receive an annual bonus of 50% of his base salary if in any fiscal year the Company receives net proceeds from a financing in an amount of at least $3 million and an annual bonus of 100% of his base salary if the Company receives net proceeds from a financing in the amount of at least $10 million. The agreement may be terminated by the Company for “Cause” as defined in the agreement. The agreement is also terminable by the Company in the absence of Cause for any reason in the Company’s discretion or by Mr. Hyde for “Good Reason” as defined therein, provided in such event the Company shall pay as liquidated damages or severance pay the following, the “Termination Payments”:

a) the base pay then in effect if the Company receives net proceeds of a financing of $3 million prior to termination or (ii) any time following the completion of the first year of the term of the Agreement for the shorter of the remaining term through May 31, 2007 or 12 months from the date of termination; or

b) for a number of months equal to the number of full months for which he was employed under the agreement prior to his termination in the event the Company does not receive net proceeds of a financing of at least $3 million.

In addition to the Termination Payments in the event of termination by the Company in the absence of Cause or by Mr. Hyde for “Good Reason”, the Company for will pay to Mr. Hyde a minimum bonus in an amount equal to the amount of the annual bonus determined under the agreement pro rated for that portion of the fiscal year during which he served as CEO provided, however, that no bonus shall accrue or be payable if the Company’s EBITDA for the fiscal year is less than 75% of budgeted EBITDA for such fiscal year.

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The Employment Agreement also contains non-compete and provisions regarding inventions and confidential information.

Item 8.01. Other Events.

On October 26, 2004, the Company issued its press release announcing the execution of two letters of intent contemplating the purchase of the home and commercial security alarm businesses owned and operated by the Progressive Concepts Communications, Inc. group of companies owned and controlled by Robert M. McMurrey, the Company’s Chairman and the engagement of Mr. Thomas A. “Kip” Hyde, Jr. as Chief Executive Officer, a copy of which press release is attached hereto as an exhibit.

Item 9.01. Financial Statements and Exhibits.

(a) and (b)     Not applicable.

(c)	Exhibits.

10.30	Employment Agreement between the Company and Thomas A. Hyde, Jr.
99.1	Press Release dated October 26, 2004

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELETOUCH COMMUNICATIONS, INC.

Date: October 29, 2004	By:	/s/ J. Kernan Crotty
J. Kernan Crotty, President

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